FOR IMMEDIATE RELEASE

CONTACTS:
Investors — Scott Pond (801) 345-2657, spond@nuskin.com
Media — Kara Schneck (801) 345-2116, kschneck@nuskin.com

NU SKIN ENTERPRISES REPORTS RECORD THIRD-QUARTER RESULTS
AND RAISES 2013 GUIDANCE

PROVO, Utah — Oct. 22, 2013 — Nu Skin Enterprises, Inc. (NYSE: NUS) today announced record third-quarter results with revenue of $927.6 million, a 76 percent increase over the prior-year period. Revenue was negatively impacted 3 percent by foreign currency fluctuations. Earnings per share for the quarter were $1.80, a 107 percent year-over-year improvement.

Additionally, the company announced that it is significantly increasing its full-year 2013 revenue guidance to $3.18 billion to $3.21 billion. The new guidance includes a projected negative currency impact of 4 percent for the year. The company now expects 2013 earnings to be $5.77 to $5.82 per share.

"We are extremely pleased with our third-quarter results," said Truman Hunt, president and chief executive officer. "The momentum we have established in the first half of the year has accelerated as we posted gains throughout the world, with particularly impressive results in the Greater China and South Asia/Pacific regions, as well as South Korea.

"We are delighted to see such a tremendous response to the initial introduction of our ageLOC TR90 weight management system. We began the limited-time-offer of the TR90 system in September, starting in the Greater China and South Asia/Pacific regions and generated approximately $205 million in limited-time-offer sales in the quarter. We expect this momentum to continue through the fourth quarter as the rest of our regions participate in this global limited-time offer."

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Nu Skin Enterprises, Inc.
Oct. 22, 2013

Regional Results

Greater China. In Greater China, third-quarter revenue increased 240 percent to $464.6 million, compared to $136.6 million in the prior-year period. The region's results were positively impacted 9 percent by foreign currency fluctuations. Regional revenue included $157.9 million from limited-time-offer (LTO) sales in the third quarter, while the prior year included $20.8 million in LTO revenue. The sales leader count in the region improved 255 percent, while the number of actives increased 123 percent compared to the prior year.

North Asia. Third-quarter revenue in North Asia increased 11 percent to $204.7 million, compared to $184.7 million for the same period in 2012. The region's results were negatively impacted 12 percent by foreign currency fluctuations. Japan local-currency revenue declined 3 percent while South Korea generated local-currency revenue growth of 71 percent. The number of sales leaders in the region was up 15 percent and the number of actives improved 28 percent.

South Asia/Pacific. Revenue in South Asia/Pacific was $127.5 million, a 40 percent improvement compared to the prior year. The region's results included $45.9 million from LTO sales in the third quarter, while the prior-year included $29.3 million in LTO revenue. The region's results were negatively impacted 6 percent by foreign currency fluctuations. The region's third-quarter sales leader count improved 58 percent and actives increased 19 percent compared to the same period in 2012.

Americas. Revenue in the Americas improved 22 percent over the prior-year period to $85.7 million. The region's results were negatively impacted 7 percent by foreign currency fluctuations. The number of sales leaders in the region improved 28 percent and the number of actives increased 8 percent compared to the prior year.

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Nu Skin Enterprises, Inc.
Oct. 22, 2013

EMEA. Revenue in the EMEA region increased 4 percent to $45.1 million, primarily as a result of foreign currency fluctuations. The number of sales leaders declined 5 percent while actives increased 2 percent, compared to the prior year.

Operational Performance

The company's operating margin improved to 18.1 percent for the quarter, compared to 15.7 percent in the prior year, as a result of strong LTO sales. Gross margin during the quarter was 84.9 percent, 140 basis points above the prior year, due primarily to the TR90 launch in Greater China and South Asia/Pacific. Selling expenses, as a percent of revenue, were 49.3 percent in the third quarter, compared to 44.8 percent in the prior-year period. The increase was a result of the successful execution of the LTO, driving sales and selling expenses higher as sales leaders qualified for promotional incentives and a higher commission level. General and administrative expenses, as a percent of revenue, were 17.5 percent, a significant improvement from 23.1 percent reported in the prior-year.

The company's income tax rate for the quarter was 34.3 percent compared to 35.2 percent in the prior-year period. The company's cash and short-term investment position at the end of the quarter was $566 million. Dividend payments during the quarter were $17.8 million, and the company repurchased $76 million of its outstanding shares.

Outlook

"Our optimism is a product of robust sales force growth and our innovative product portfolio," said Hunt. "Our sales force has built strong consumer demand for our ageLOC TR90 system, with a very positive initial response to our product release. We continue to improve our execution as we strategically develop and launch innovative products, ensuring a vibrant business opportunity for our sales leaders.

"We have high expectations for our business in the fourth quarter and in 2014 as we continue to execute the rollout of TR90. More than 15,000 people will join us in Salt Lake City this week for our bi-annual global convention. We also look forward to sharing our business plan and financial projections for 2014 at our analyst day on Nov. 21." Hunt concluded.

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Nu Skin Enterprises, Inc.
Oct. 22, 2013

"Given the tremendous quarter, as well as our outlook for the remainder of the year, we are significantly raising our 2013 guidance," said Ritch Wood, chief financial officer. "We project the fourth quarter will be our first billion-dollar quarter, with anticipated revenue of $1.02 to $1.05 billion. We estimate a negative currency impact of approximately 6 percent in the fourth quarter, with projected earnings per share of $1.85 to $1.90. This forecast includes projected sales of TR90 in the fourth quarter of approximately $350 million."

The company's management will host a webcast with the investment community on Oct. 22, 2013, at 11 a.m. EDT. Those wishing to access the webcast, as well as the financial information presented during the call, can visit the Investor Relations page on Nu Skin Enterprises' website, http://ir.nuskin.com. An archive of the webcast will be available at this same URL through Nov. 8, 2013.

About Nu Skin Enterprises, Inc.

Nu Skin Enterprises, Inc. demonstrates its tradition of innovation through its comprehensive anti-aging product portfolio, independent business opportunity and corporate social responsibility initiatives. The company's scientific leadership in both skin care and nutrition has established Nu Skin as a premier anti-aging company. The company's anti-aging products feature the new ageLOC® suite of products including the ageLOC® R2 nutritional supplement, ageLOC® Galvanic Spa System and ageLOC® Galvanic Body Spa™, as well as the ageLOC® Transformation daily skin care system. A global direct selling company, Nu Skin operates in 53 markets worldwide and is traded on the New York Stock Exchange under the symbol "NUS." More information is available at http://www.nuskin.com.

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Nu Skin Enterprises, Inc.
Oct. 22, 2013

Please Note: This press release, particularly the "Outlook" section, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that represent the company's current expectations and beliefs. All statements other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws and include, but are not limited to, statements of management's expectations regarding the company's performance, initiatives, strategies and new product introductions; statements of projections regarding revenue, operating margin, earnings per share, foreign currency impact and other financial items; statements of belief; and statements of assumptions underlying any of the foregoing. In some cases, you can identify these statements by forward-looking words such as "believe," "expect," "project," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "could," "may," "might," the negative of these words and other similar words.
The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to, the following:
•	any failure of current or planned initiatives or products to generate interest among distributors and customers and generate sponsoring and selling activities on a sustained basis;
•
risks associated with rapid growth globally, which could strain our ability to effectively manage our operations, and result in, among other things, product delays or shortages, operating mistakes and errors, inadequate customer service, inappropriate claims or promotions by our sales force, and governmental inquires and investigations, all of which could harm our revenue and ability to generate sustained growth and result in unanticipated expenses.

•
risks related to accurately predicting, delivering or maintaining sufficient quantities of products to support our planned initiatives or launch strategies, including possible ingredient supply limitations;

•	risk of foreign currency fluctuations and the currency translation impact on the company's business associated with these fluctuations;
•	unpredictable economic conditions and events globally;
•
continued regulatory scrutiny and investigations in Mainland China, which have from time to time in the past, and could in the future, negatively impact the company's business, including the interruption of sales activities in stores, loss of licenses, and the imposition of fines;

•	risks associated with general inquiries and complaints to consumer protection agencies in Japan regarding the activities of some distributors;
•
regulatory risks associated with the company's products, which could require the company to modify its claims or inhibit the company's ability to import or continue selling a product in a market if it is determined to be a medical device or if it is unable to register the product in a timely manner under applicable regulatory requirements;

•	adverse publicity related to the company's business, products, industry or any legal actions or complaints by distributors or others;
•
any prospective or retrospective increases in duties on the company's products imported into the company's markets outside of the United States and any adverse results of tax audits or unfavorable changes to tax laws in the company's various markets; and

•	continued competitive pressures in the company's markets.
The company's financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission. The forward-looking statements set forth the company's beliefs as of the date that such information was first provided and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change except as required by law.
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Nu Skin Enterprises, Inc.
Oct. 22, 2013

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the Third Quarters Ended September 30, 2013 and 2012
(in thousands, except per share amounts)

	2013	2012
Revenue:
Greater China	$464,605	$136,633
North Asia	204,714	184,743
South Asia/Pacific	127,545	91,124
Americas	85,654	70,479
EMEA	45,094	43,203
Total revenue	927,612	526,182

Cost of sales	139,816	86,768

Gross profit	787,796	439,414

Operating expenses:
Selling expenses	456,975	235,701
General and administrative expenses	162,546	121,346
Total operating expenses	619,521	357,047

Operating income	168,275	82,367

Other income (expense), net	504	1,239
Income before provision for income taxes	168,779	83,606
Provision for income taxes	57,879	29,430

Net income	$110,900	$54,176

Net income per share:
Basic	$1.89	$0.91
Diluted	$1.80	$0.87

Weighted average common shares outstanding:
Basic	58,661	59,780
Diluted	61,508	62,060

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Nu Skin Enterprises, Inc.
Oct. 22, 2013

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the Nine-Month Periods Ended September 30, 2013 and 2012
(in thousands, except per share amounts)

	2013	2012
Revenue:
Greater China	$909,457	$428,972
North Asia	589,664	544,638
South Asia/Pacific	280,703	266,789
Americas	246,484	208,585
EMEA	134,325	132,435
Total revenue	2,160,633	1,581,419

Cost of sales	341,134	258,108

Gross profit	1,819,499	1,323,311

Operating expenses:
Selling expenses	1,007,627	705,599
General and administrative expenses	446,355	365,770
Total operating expenses	1,453,982	1,071,369

Operating income	365,517	251,942

Other income (expense), net	(571)	1,505
Income before provision for income taxes	364,946	253,447
Provision for income taxes	125,329	91,035

Net income	$239,617	$162,412

Net income per share:
Basic	$4.09	$2.65
Diluted	$3.91	$2.55

Weighted average common shares outstanding:
Basic	58,544	61,265
Diluted	61,234	63,742

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Nu Skin Enterprises, Inc.
Oct. 22, 2013

NU SKIN ENTERPRISES, INC.
Consolidated Balance Sheets (Unaudited)
(in thousands)

	September 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$553,499	$320,025
Current investments	12,099	13,378
Accounts receivable	50,506	36,850
Inventories, net	254,187	135,874
Prepaid expenses and other	143,066	93,276
	1,013,357	599,403

Property and equipment, net	352,709	229,787
Goodwill	112,446	112,446
Other intangible assets, net	85,901	92,518
Other assets	124,074	118,753
Total assets	$1,688,487	$1,152,907

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$67,516	$47,882
Accrued expenses	572,432	233,202
Current portion of long-term debt	68,562	39,019
	708,510	320,103

Long-term debt	120,606	154,963
Other liabilities	116,942	87,229
Total liabilities	946,058	562,295

Stockholders' equity:
Class A common stock	91	91
Additional paid-in capital	357,701	317,293
Treasury stock, at cost	(788,128)	(714,853)
Retained earnings	1,226,629	1,039,903
Accumulated other comprehensive loss	(53,864)	(51,822)
	742,429	590,612
Total liabilities and stockholders' equity	$1,688,487	$1,152,907

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Nu Skin Enterprises, Inc.
Oct. 22, 2013

NU SKIN ENTERPRISES, INC. Actives/Sales Leaders Statistics

	As of September 30, 2013		As of September 30, 2012		% Increase (Decrease)
	Actives	Sales Leaders	Actives	Sales Leaders	Actives	Sales Leaders

Greater China	418,000	57,780	188,000	16,269	122.3%	255.2%
North Asia	430,000	17,994	336,000	15,603	28.0%	15.3%
South Asia/Pacific	125,000	9,280	105,000	5,880	19.0%	57.8%
Americas	179,000	7,461	166,000	5,831	7.8%	28.0%
EMEA	121,000	4,375	118,000	4,581	2.5%	(4.5%)

Total	1,273,000	96,890	913,000	48,164	39.4%	101.2%

"Actives" are persons who purchased products directly from the company during the three months ended as of the date indicated.

"Sales Leaders" include our independent distributors who have completed and who maintain specified sales requirements, and our sales employees and contractual sales promoters in China, who have completed certain qualification requirements.